Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement dated November 10, 2014

Registration No. 333-198773

Walgreens Boots Alliance, Inc.

Pricing Term Sheet

2.125% Notes due 2026

Issuer:	Walgreens Boots Alliance, Inc.

Security:	2.125% Notes due 2026

Principal Amount:	€750,000,000

Maturity:	November 20, 2026

Coupon:	2.125%

Price:	99.769%

Yield to Maturity:	2.147%

Spread to Benchmark Bund:	+132.1 bps

Benchmark Bund:	1.000% due August 24, 2026

Benchmark Bund Price and Yield:	101.62; 0.826%

Spread to Mid Swaps:	+92 bps

Mid Swaps Yield:	1.227%

Interest Payment Date:	November 20, commencing on November 20, 2015

Day Count Convention:	Actual/Actual (ICMA)

Redemption Provisions:

Make-Whole Call:	At any time prior to August 20, 2026 (three months prior to the maturity date of the notes due 2026) in whole or from time to time prior to August 20, 2026 in part, at a discount rate of the applicable Comparable Government Bond Rate plus 20 basis points

Par Call:	At any time on or after August 20, 2026 (three months prior to the maturity date of the notes due 2026), some or all, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed

Special Mandatory Redemption:	In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement is terminated at any time on or prior to August 19, 2015, then the Company will redeem in whole and not in part the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date

Settlement:	T+7, November 20, 2014

CUSIP/ISIN/Common Code:	931427 AJ7 / XS1138360166 / 0113836016

Denominations:	€100,000 and multiples of €1,000

Expected Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Offering Format:	SEC Registered

Listing	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank AG, London Branch Merrill Lynch International HSBC Bank plc J.P. Morgan Securities plc Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Senior Co-Managers:	Mitsubishi UFJ Securities International plc Société Générale The Royal Bank of Scotland plc UniCredit Bank AG U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A. Lloyds Bank plc Mizuho International plc Santander S.A. SMBC Nikko Capital Markets Limited

Walgreens Boots Alliance, Inc.

Pricing Term Sheet

2.875% Notes due 2020

Issuer:	Walgreens Boots Alliance, Inc.

Security:	2.875% Notes due 2020

Principal Amount:	£400,000,000

Maturity:	November 20, 2020

Coupon:	2.875%

Price:	99.756%

Yield to Maturity:	2.920% (annual)

Spread to Benchmark Gilt:	+132 bps

Benchmark Gilt:	4.750% due March 7, 2020

Benchmark Gilt Price and Yield:	116.12; 1.579% (semi-annual)

Interest Payment Date:	November 20, commencing on November 20, 2015

Day Count Convention:	Actual/Actual (ICMA)

Redemption Provisions:

Make-Whole Call:	At any time prior to October 20, 2020 (one month prior to the maturity date of the notes due 2020) in whole or from time to time prior to October 20, 2020 in part, at a discount rate of the applicable Comparable Government Bond Rate plus 20 basis points

Par Call:	At any time on or after October 20, 2020 (one month prior to the maturity date of the notes due 2020), some or all, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed

Special Mandatory Redemption:	In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement is terminated at any time on or prior to August 19, 2015, then the Company will redeem in whole and not in part the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date

Settlement:	T+7, November 20, 2014

CUSIP/ISIN/Common Code:	931427 AK4 / XS1138358699 / 0113835869

Denominations:	£100,000 and multiples of £1,000

Expected Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Offering Format:	SEC Registered

Listing	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank AG, London Branch Merrill Lynch International HSBC Bank plc J.P. Morgan Securities plc Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Senior Co-Managers:	Mitsubishi UFJ Securities International plc Société Générale The Royal Bank of Scotland plc UniCredit Bank AG U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A. Lloyds Bank plc Mizuho International plc Santander S.A. SMBC Nikko Capital Markets Limited

Walgreens Boots Alliance, Inc.

Pricing Term Sheet

3.600% Notes due 2025

Issuer:	Walgreens Boots Alliance, Inc.

Security:	3.600% Notes due 2025

Principal Amount:	£300,000,000

Maturity:	November 20, 2025

Coupon:	3.600%

Price:	99.865%

Yield to Maturity:	3.615% (annual)

Spread to Benchmark Gilt:	+140 bps

Benchmark Gilt:	5.000% due March 7, 2025

Benchmark Gilt Price and Yield:	125.9; 2.183% (semi-annual)

Interest Payment Date:	November 20, commencing on November 20, 2015

Day Count Convention:	Actual/Actual (ICMA)

Redemption Provisions:

Make-Whole Call:	At any time prior to August 20, 2025 (three months prior to the maturity date of the notes due 2025) in whole or from time to time prior to August 20, 2025 in part, at a discount rate of the applicable Comparable Government Bond Rate plus 20 basis points

Par Call:	At any time on or after August 20, 2025 (three months prior to the maturity date of the notes due 2025), some or all, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed

Special Mandatory Redemption:	In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement is terminated at any time on or prior to August 19, 2015, then the Company will redeem in whole and not in part the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date

Settlement:	T+7, November 20, 2014

CUSIP/ISIN/Common Code:	931427 AL2 / XS1138359663 / 0113835966

Denominations:	£100,000 and multiples of £1,000

Expected Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Offering Format:	SEC Registered

Listing	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank AG, London Branch Merrill Lynch International HSBC Bank plc J.P. Morgan Securities plc Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Senior Co-Managers:	Mitsubishi UFJ Securities International plc Société Générale The Royal Bank of Scotland plc UniCredit Bank AG U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A. Lloyds Bank plc Mizuho International plc Santander S.A. SMBC Nikko Capital Markets Limited

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the issuer’s preliminary prospectus supplement, dated November 10, 2014, to the issuer’s base prospectus, dated November 3, 2014 (collectively, the “prospectus”).

*The ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s or S&P’s. Each of the ratings above should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Merrill Lynch International toll-free at 1-800-294-1322 or HSBC Bank plc, toll free at 1-866-811-8049.